As filed with the Securities and Exchange Commission on June 14, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAMB WESTON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1797411 (I.R.S. Employer Identification No.)

599 S. Rivershore Lane

Eagle, Idaho  83616
(Address of Principal Executive Offices)(Zip Code)

Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan

Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan
(Full title of the plan)

Eryk J. Spytek
Senior Vice President, General Counsel and Corporate Secretary
599 S. Rivershore Lane

Eagle, Idaho  83616
(208) 938-1047
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (3)	Amount of registration fee
– Deferred Compensation Obligations under the Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan (1)	$25,000,000	100%	$25,000,000	$2,897.50
– Deferred Compensation Obligations under the Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan (2)	$4,000,000	100%	$4,000,000	$463.60
TOTAL	$29,000,000	N/A	$29,000,000	$3,361.10

(1)         The Deferred Compensation Obligations being registered are general unsecured obligations of Lamb Weston Holdings, Inc. (the “Company” or the “Registrant”) to pay deferred compensation in the future to participating key employees of the Registrant in accordance with the Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan (the “Voluntary Plan”).

(2)         The Deferred Compensation Obligations being registered are general unsecured obligations of the Registrant to pay deferred compensation in the future to participating members of the Board of Directors of the Registrant in accordance with the Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan (the “Directors’ Plan” and, together with the Voluntary Plan, the “Plans”).

(3)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plans as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)         Amendment No. 4 to the Registrant’s Registration Statement on Form 10 (Commission File No. 001-37830), filed on October 17, 2016;

(b)         the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended November 27, 2016 (Commission File No. 001-37830), filed on January 10, 2017, and February 26, 2017 (Commission File No. 001-37830), filed on April 6, 2017;

(c)          the Registrant’s Current Reports on Form 8-K (Commission File No. 001-37830), filed on October 26, 2016, November 1, 2016, November 10, 2016, November 17, 2016, and March 27, 2017; and

(d)         the description of the Registrant’s common stock, $1.00 par value per share (“Common Stock”) contained in the Registrant’s Information Statement, filed as Exhibit 99.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form 10 (Commission File No. 001-37830), filed on October 17, 2016, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Amended and Restated Voluntary Deferred Compensation Plan

The Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan provides certain key employees (“Eligible Employees”) of the Company with the opportunity to defer the receipt of a portion of their compensation. The obligations of the Company under the Voluntary Plan (the “Voluntary Plan Deferred Compensation Obligations”) are general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (“Voluntary Plan Participants”) in accordance with the terms of the Voluntary Plan from the general assets of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Voluntary Plan Deferred Compensation Obligations include compensation deferred by Voluntary Plan Participants, Company contributions and deemed investment earnings (or losses) thereon.

The Voluntary Plan allows Voluntary Plan Participants to defer receipt of up to 50% of their base salary, 90% of their annual incentive cash compensation, and 90% of the sum of their base salary plus short-term incentive compensation in excess of the Internal Revenue Code Section 401(a)(17) limitation in effect for such year.  Amounts may be deferred into deemed investments individually chosen by each Voluntary Plan Participant that index to either (i) shares of the Company’s Common Stock (the “Voluntary Plan Stock Account”) or (ii) investments selected by the Company’s Employee Benefits Investment Committee (the “Other Accounts”). Each

Voluntary Plan Participant’s Voluntary Plan deferred compensation benefit will reflect the deemed investment experience, whether positive or negative, of the hypothetical investment funds selected by the Voluntary Plan Participant, including any appreciation or depreciation. The Company maintains bookkeeping accounts to which Voluntary Plan Participants’ deferrals, hypothetical Company contributions and hypothetical earnings are credited. The Voluntary Plan Deferred Compensation Obligations deemed to be invested in the Voluntary Plan Stock Account will be paid in shares of the Company’s Common Stock. The aggregate number of shares of the Company’s Common Stock credited to a Voluntary Plan Participant’s Voluntary Plan Stock Account will be paid in shares of the Company’s Common Stock, which have been separately registered pursuant to a Registration Statement on Form S-8 related to the Lamb Weston Holdings, Inc. 2016 Stock Plan filed with the Commission on November 8, 2016.  Voluntary Plan Deferred Compensation Obligations deemed to be invested in other investments will be paid in cash. Distributions under the Voluntary Plan will be made according to Voluntary Plan Participants’ elections and the provisions of the Voluntary Plan. Distributions may be accelerated under certain circumstances, including the Voluntary Plan Participant’s death or disability or a change of control of the Company. Voluntary Plan Participants may also request an early distribution in the event of an unforeseeable emergency.

No amount payable or deliverable under the Voluntary Plan will be subject to assignment, transfer, sale, pledge or other alienation or  encumbrance, except for certain offsets permitted to the Company as provided under the Voluntary Plan. The plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Voluntary Plan except as may be required by law. There is no trading market for the Voluntary Plan Deferred Compensation Obligations.

The Voluntary Plan Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Voluntary Plan Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Compensation Committee of the Company’s Board of Directors reserves the right to amend or terminate the Voluntary Plan at any time, except that no such amendment or termination shall reduce the balance of any Voluntary Plan Participant’s hypothetical account as of the later of the adoption or effective date of such amendment or termination or make any material modification to any amounts grandfathered under the Voluntary Plan.

The total amount of the Voluntary Plan Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries, incentive pay and deemed earnings. The duration of the Voluntary Plan is indefinite.

The Voluntary Plan Deferred Compensation Obligations are not convertible into another security of the Company. The Voluntary Plan Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Voluntary Plan Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Voluntary Plan Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

The foregoing description of the Voluntary Plan Deferred Compensation Obligations is qualified in its entirety by reference to the full text of the Voluntary Plan document a copy of which is incorporated by reference as Exhibit 4.3 to this Registration Statement.

Directors’ Deferred Compensation Plan

The Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan provides members of the Board of Directors (the “Directors”) of the Company with the opportunity to defer all or a portion of their fees earned during a year. The obligations of the Company under the Directors’ Plan (the “Directors’ Plan Deferred Compensation Obligations”) are general unsecured obligations of the Company to pay deferred compensation in the future to participating Directors (“Directors’ Plan Participants”) in accordance with the terms of the Directors’ Plan from the general assets of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. A Director may elect to defer fees that would otherwise have been paid in cash to (i) an interest bearing account; (ii) a Company Common Stock Account (the “Directors’ Plan Stock Account”), or (iii) to any other investments that track investments that are permitted by the Company’s Employee Benefits Investment Committee (the “Other Investments Account”). Deferrals of fees that would otherwise have been paid in shares of the Company’s Common Stock are credited to the Directors’ Plan Stock Account. All accounts are maintained as an accounting record of the Company’s obligation under the Directors’ Plan. Amounts credited to the Directors’ Plan Stock Account are a book entry by the Company payable in shares of the Company’s Common Stock. The Directors’ Plan Deferred Compensation Obligations include compensation deferred by Directors’ Plan Participants and investment earnings (or losses) thereon. Amounts credited to a Directors’ Plan Participant’s interest-bearing account or Other Investments Account will be paid in cash. The aggregate number of shares of the Company’s Common Stock credited to a Directors’ Plan Stock Account will be paid in shares of the Company’s Common Stock, which have been separately registered pursuant to a Registration Statement on Form S-8 related to the Lamb Weston Holdings, Inc. 2016 Stock Plan filed with the Commission on November 8, 2016.

The Company maintains bookkeeping accounts to which Directors’ Plan Participants’ deferrals are credited. Deferred compensation (adjusted for deemed investment returns) is generally distributed when the Director ceases to be a Director. Directors’ Plan Participants may also request an early distribution of deferred compensation in the event of an unforeseeable emergency.

Directors’ Plan Participants may elect that their Directors’ Plan benefits be distributed in a lump sum or in annual or semi-annual installments over a period of up to ten years.

No amount payable or deliverable under the Directors’ Plan will be subject to anticipation, assignment, transfer, sale, mortgage, pledge or hypothecation. The plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Directors’ Plan except as may be required by law. There is no trading market for the Directors’ Plan Deferred Compensation Obligations.

The Directors’ Plan Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Directors’ Plan Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision, except in the case of the Directors’ Plan Participant’s death. However, the Company reserves the right to amend or terminate the Directors’ Plan at any time, except that no such amendment or termination shall affect the obligation or schedule of the Company to pay to the Directors’ Plan Participants the amounts accrued or credited to their accounts up to December 31st of the year in which the amendment or termination is made or cause the Directors’ Plan to violate Section 409A of the Internal Revenue Code.

The total amount of the Directors’ Plan Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Directors and the amounts of their fees. The duration of the Directors’ Plan is indefinite.

The Directors’ Plan Deferred Compensation Obligations are not convertible into another security of the Company. The Directors’ Plan Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Directors’ Plan Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Directors’ Plan Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

The foregoing description of the Directors’ Plan Deferred Compensation Obligations is qualified in its entirety by reference to the full text of the Directors’ Plan document a copy of which is incorporated by reference as Exhibit 4.4 to this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation to procure a judgment in its favor under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation with respect to such claim, issue or matter. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions.  A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Pursuant to Article VIII of the Certificate of Incorporation of the Registrant, to the full extent permitted by the General Corporation Law of the State of Delaware and any other applicable law currently or hereafter in effect, no director shall be personally liable to the Registrant or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director.

The bylaws of the Registrant provide for indemnification of Registrant officers and directors against all expenses, liability or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving the Registrant in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant.  The bylaws of the Registrant limit the indemnification provided to a Registrant officer or director in connection with actions, suits, or proceedings commenced by the Registrant officer or director to instances where the commencement of the proceeding (or part thereof) was authorized by the Board of Directors of the Registrant.

The Registrant also maintains a director and officer insurance policy which insures the officers and directors of the Registrant and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed November 10, 2016 (Commission File No. 001-37830)

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed November 10, 2016 (Commission File No. 001-37830)

4.3	Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan

4.4	Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan

5.1	Opinion of Jones Day

23.1	Consent of KPMG LLP

23.2	Consent of Jones Day (Included in Exhibit 5.1)

24.1	Power of Attorney

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eagle, State of Idaho, on this 14th day of June 2017.

LAMB WESTON HOLDINGS, INC.

By:	/s/ Eryk J. Spytek
Eryk J. Spytek
Senior Vice President, General Counsel and
Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of June 14, 2017.

Signature	Title

/s/ Thomas P. Werner	President and Chief Executive Officer, Director
Thomas P. Werner	(Principal Executive Officer)

/s/ Robert M. McNutt	Senior Vice President and Chief Financial Officer
Robert M. McNutt	(Principal Financial Officer)

/s/ Bernadette M. Madarieta	Vice President and Controller
Bernadette M. Madarieta	(Principal Accounting Officer)

*	Director
Charles A. Blixt

*	Director
W.G. Jurgensen

*	Director
Thomas P. Maurer

*	Director
Timothy R. McLevish

*	Director
Andrew J. Schindler

*	Director
Maria Renna Sharpe

*                 The undersigned by signing his name hereto does sign and execute this registration statement on Form S-8 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Eryk J. Spytek
Eryk J. Spytek
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed November 10, 2016 (Commission File No. 001-37830)

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed November 10, 2016 (Commission File No. 001-37830)

4.3	Lamb Weston Holdings, Inc. Voluntary Deferred Compensation Plan

4.4	Lamb Weston Holdings, Inc. Directors’ Deferred Compensation Plan

5.1	Opinion of Jones Day

23.1	Consent of KPMG LLP

23.2	Consent of Jones Day (Included in Exhibit 5.1)

24.1	Power of Attorney